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Exhibit 10.2

MASTER SERVICES AGREEMENT

BETWEEN

EQUANT INC.

AND

QAD INC.

AGREEMENT NUMBER: MSA/US/QAD/06/02/05

DATED: June 6, 2002

Final

EQUANT MASTER SERVICES AGREEMENT

TABLE OF CONTENTS

Definitions	1
Term	3
Ordering of Services	3
New Services	4
Change Control Process	4
Invoices, Payment and Taxes	4
Commencement of Invoicing	4
Payment	4
Taxes	5
Late Payment	5
Billing Disputes	5
Credit Requirements	5
Additional Pro Forma Invoices	5
Intellectual Property Rights	6
Ownership of Intellectual Property	6
Indemnification for Infringement of Intellectual Property Rights	6
Software	6
Confidentiality and Non-Disclosure	7
Exclusions and Limitations of Liability	7
Limitation of Warranties	8
Termination	8
Immediate Termination	8
Termination on Notice	9
Effect of Termination	9
Assignment	10
Governing Law	10
Dispute Resolution	10
General	11
Notices	11
Status of the Parties	11
Third Party Beneficiaries	11
Sub-Contractors	11
Invalidity	11
No Waivers	11
Modifications of the Agreement	11
Order of Precedence	11
Entire Agreement	12
Compliance with Laws	12
Non-Solicitation	12
Independent Counsel	12
Counterparts	12
Force Majeure	12
Survival	12
SERVICE ANNEX 1—NETWORK SERVICES	13
Annex 1-A—Additional Terms And Conditions For Network Services	13
Network Services Definitions	13
Provision of Service and Support Services—Equant's Obligations	13

DATE ISSUED: June 6, 2002

CONFIDENTIAL
i

Use of the Service—Customer's Obligations	14
CPE	15
Connection of Services	16
Disconnection of Locations	17
Reservation of Rights	17
Annex 1-B—Network Services Support	21
Help Desk	21
Global Support	21
Support Levels	21
Core Network Support	21
Customer Service Support	21
On-site Support	22
Fault Management	22
Fault Reporting	22
Fault Diagnosis	22
TO Problems	22
Equipment Problem	23
Network Problems	23
Closing Trouble Ticket	23
Escalation Process	23
Support Services—Tail Circuit Management	23
Support Services—Project Management	24
Annex 1-C—Network Services Acceptance Tests.	25
Tail Circuit Testing	25
Frame Relay Functionality Testing	25
PPP Dial Access Testing	25
Alternative Testing	25
Annex 1-D—Service Descriptions	26
Equant Frame Relay Service	26
Committed Information Rate	26
Excess Information Rate	26
Premium Burst Option	26
Annex 1-E—Service Levels	28
Introduction	28
Conditions and Exclusions	28
P Grade (X.28/RLA/PPP/CID Dial Services)	28
Mean Time To Attend (MTTA)	29
Fault Management	30
Cancellation of Service	30
Definitions	30
Schedule 1—Service Levels	32
Annex 1-F—Pricing	34
Table 1 to Annex 1-F Zones for Remote IP Dial Charges	35
Table 2 to Annex 1-F IP Dial Usage Charges	36
Table 3 to Annex 1-F Monthly IP Dial Fixed Charges	37
Table 4 to Annex 1-F Frame Relay Charges	38

ii

This Agreement is made as of April 30, 2002 ("Effective Date") between:

  (1)
  Equant Inc., a company incorporated in Delaware, with its principal place of business located at 400 Galleria Parkway, Atlanta, Georgia 30339 ("Equant"); and

  (2)
  QAD Inc., a company incorporated in Delaware, with its principal place of business located at 6450 Via Real, Carpinteria, California 93013 ("Customer").

BACKGROUND

(A)
Customer desires to obtain data, voice, and professional services from Equant in order to facilitate communications between various locations, as described in the Service Annexes; and

(B)
Equant has agreed to provide, and Customer has agreed to use the Services in accordance with the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.
DEFINITIONS

  In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized words and phrases have the meanings given below.

"Affiliate"	means in relation to an entity, any other entity controlled by, under common control with or controlling such entity, where "control" means an entity's (a) ownership, directly or indirectly, of equity securities entitling it to exercise in the aggregate at least 50% of the voting power of the entity in question; or (b) possession directly or indirectly, of the power to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise.
"Agreement"
means this fully executed Master Services Agreement, including all Service Annexes, Order Forms, schedules, attachments, exhibits and all amendments to this Master Services Agreement as may be made in writing and signed by the Parties.
"Business Day"	means the customary working hours for each day in each country where the Services are provided (except locally observed holidays in such countries).
"Changes"	means changes to this Agreement effected pursuant to the Change Control Process.
"Change Control Process"	means the process set out in Clause 3.6.
"Charges"	means the fees and rates that Equant will charge Customer for all Services provided under this Agreement.

"Confidential Information"
means the contents of this Agreement and all information disclosed (whether in writing, or orally or whether directly or indirectly) by a Party to the other Party whether before or after the Effective Date of this Agreement and marked or indicated "CONFIDENTIAL", including information relating to the disclosing Party's products and services, operations, customers and prospects, know-how, design rights, trade secrets, market opportunities or business affairs.
"CPE"	or "Customer Premises Equipment" means the hardware (including cables, connectors and software) at Locations, as may be supplied by Equant as part of the Network Services.
"Date of Acceptance"	means the date the Acceptance Tests are successfully completed.
"Effective Date"	means, the date indicated above, or if no date is stated, the latest date written on the signature blocks of this Agreement.
"Force Majeure Event"	means a cause beyond the reasonable control of a Party affecting the performance of any of its obligations under this Agreement, as provided in section 13.14.
"Initial Term"	or "Term" means a period of thirty-six (36) months commencing on the Effective Date.
"Intellectual Property Rights"
means any patents, design rights, copyright, trademarks, trade names, trade secrets, know-how, in each case, whether registered or unregistered and any other intellectual property right whatsoever and wherever enforceable.
"Location"	means each User site to be provided with Services, identified in Order Forms.
"Losses"	means all claims, liabilities, demands, proceedings, losses, costs (including reasonable legal and other professional costs) and reasonable expenses of whatever nature.
"Network Services"	means the Equant data network services as described in the relevant Service Descriptions.
"Network"	means Equant's network used by Equant for the provision of the Network Services, excluding Tail Circuits, public networks and CPE.
"Order Form"	means any of Equant's standard order forms for the Services, prevailing from time to time.
"Order"	means any request for a Service issued by Customer or a User, using an Order Form. All Orders are subject to acceptance by Equant.
"Parties"	means Equant and Customer, or individually as a "Party".
"Service Annexes"	means the annexes to this Agreement attached hereto and detailing Service specific additional terms and conditions, Service descriptions, the SLA(s), and the schedule of Charges.

"Service Level"	or "Service Level Agreement" or "SLA" means the required level of service that Equant shall provide to Customer.
"Services"	means the services to be provided by Equant to Customer under this Agreement, described in the applicable Service Annexes.
"Software"	means computer programs in object code, as applicable, provided or to be provided by Equant pursuant to this Agreement, and excluding any proprietary Software provided by Customer.
"Tail Circuit"	means a telecommunications circuit or other capacity and attached modems leased from a TO connecting Locations to the Network.
"Target Date"	means the expected date for delivery and acceptance of Network Services, as set out in Order Forms.
"TO"	or "Telecommunications Operator" means an entity authorized to own, lease and operate telecommunications circuits.
"Users"
means users of the Services under this Agreement, excluding Customer, who have been authorized by Equant in writing, and will include the entity or entities that are designated in an Order Form as the recipient of the Services.

  The terms defined above include the plural as well as the singular. Any reference to a "Clause" means a clause of the document in which it appears unless otherwise expressly stated. The words "include" and "including" will not be construed as terms of limitation. Use of the word "or" means and/or. The words "day", "month", and "year" mean, respectively, calendar day, calendar month and calendar year, unless otherwise expressly stated. Any amounts expressed in dollars or preceded by "$" will refer to United States dollars. The headings used in any document are included for convenience only and may not be used in construing or interpreting that document.

2.
TERM

  This Agreement becomes effective from the Effective Date and, except as provided under Clause 3.2, will continue in full force and effect for thirty-six (36) months. Thereafter, this Agreement shall continue on a monthly basis until terminated by either Party upon at least sixty (60) days notice before the end of the Initial Term or any renewal thereof.

3.
ORDERING OF SERVICES

3.1.
Equant's provision of any Services to Customer and Users is contingent upon the execution and acceptance of an Order Form for each Service.

3.2.
Upon the Effective Date of this Agreement, Customer will provide Equant with a list of Customer and User personnel who are authorized to issue Orders to Equant. Equant may elect not to accept any Orders that are issued by non-authorized personnel. Customer may add or delete names to/from the list, provided Equant has been notified in writing prior to the placement of an Order.

3.3.
All revisions to a previously issued and accepted Order Form must be provided in writing and signed by duly authorized personnel. Revisions issued verbally or electronically to Equant must be confirmed in writing within three (3) Business Days. Customer will be charged for all costs incurred by Equant in preparation for the initially requested Services and those incurred in revising the Services.

  3.4.
  No cancellations of Orders will be permitted unless otherwise stated in this Agreement or in writing and agreed in advance by the Parties.

  3.5.
  New Services

  (a)
  Customer may request that Equant provide certain services (collectively, "New Services") that are not described in any Service Annex, provided, however, that such a request will not require Customer to procure any such New Services from Equant.

  (b)
  Additionally, Customer may request pricing on a per project basis whereby Equant will provide pricing (a "Price Quote") in accordance with the following:

  (i)
  upon receipt of such request, Equant will investigate and advise Customer of the feasibility and availability of the proposed New Service, and to the extent possible, if Equant can legally provide the New Service. If so, Equant will promptly provide Customer with a Price Quote for such New Services;

  (ii)
  Customer will have sixty (60) days or as mutually agreed to time period to accept or reject the Price Quote. If Customer accepts the Price Quote, the Parties will execute an amendment to this Agreement, adding or revising the relevant Service Annex;

  (iii)
  upon execution of all necessary documentation by both Parties, such New Services will be by amendment and will be deemed "Services" under this Agreement, and Equant will commence provision thereof.

  3.6.
  Change Control Process

    Customer may request Changes to this Agreement using the relevant Order Form in respect of any upgrades, downgrades, re-configuration or re-location of any Services ordered. All Changes will be subject to such terms and conditions (including financial considerations) to be agreed by the Parties.

4.
INVOICES, PAYMENT AND TAXES

4.1.
Commencement of Invoicing
4.1.1	Charges for all Services are set out in the schedule of Charges, or in Order Forms. Charges will be invoiced and paid in Dollars.
4.1.2	Equant will commence invoicing of all Charges as of the date specified in the relevant Service Annex.
4.1.3
Equant will invoice all fixed recurring Charges monthly in advance, all other recurring Charges monthly in arrears, and all Charges for one time services on completion of the Service, unless otherwise specified in any Service Annex.
4.1.4
Equant shall invoice Customer for its Charges, excluding claims for Losses, within one hundred eighty (180) days after the month in which the applicable Services and other work are rendered or the expense incurred.
4.1.5
Equant shall invoice Customer for all Tail Circuit Charges and third party charges, excluding claims for Losses, within one (1) year after the month in which the applicable Services and other work are rendered or the expense incurred.
  4.2.
  Payment

    All invoices are due and payable within thirty (30) days of the date of the invoice. Customer may dispute an invoice within one hundred eighty (180) days of the invoice date. Failing any notification of a dispute from Customer within the one hundred eighty (180) day period,

    Customer will be deemed to have accepted the amounts stated on the invoice. In the event of a good faith, timely notified dispute on a part of the invoice, Customer may withhold payment only of the disputed amount.

  4.3.
  Taxes

    The amounts listed in the schedule of Charges do not include taxes or government imposed fees or surcharges, including VAT, sales, excise, gross receipts, withholding taxes and universal service fund fees, which will be invoiced to Customer in accordance with local law. Customer agrees to pay or reimburse Equant for all such taxes, fees, and surcharges, excluding tax on Equant's, associated companies or Sub-Contractors income. In respect of withholding tax, Customer will pay such additional amounts as may be necessary, such that Equant receives the amount it would have received had no withholding been imposed.

  4.4.
  Late Payment

    Failure by Customer to pay any undisputed charges in accordance with this Agreement will entitle Equant to suspend the Service to which the non-payment relates, having given thirty (30) days notice of its intention to do so, and Customer having failed to remedy its payment default during that time unless such payment is disputed in good faith pursuant to Clause 4.5 below.

    The exercise of this remedy is without prejudice to Equant's other rights and remedies under this Agreement.

  4.5.
  Billing Disputes

    In the event that Customer disputes in good faith the accuracy or validity of an invoice provided by Equant, Customer shall notify Equant within thirty (30) business days of the receipt of the invoice stating the reason why Customer disputes the invoice and the amount in dispute. Customer shall pay the undisputed portion of the Charges to Equant. Customer and Equant shall use their commercially reasonable efforts to promptly resolve any billing dispute in accordance with the dispute procedure set forth in Clause 12.1.

  4.6.
  Credit Requirements
4.6.1.	From time to time, Customer may be requested to provide financial information as Equant may reasonably request, to determine Customer's continued creditworthiness.
4.6.2.
If Equant reasonably determines that Customer's creditworthiness is insufficient to cover the full payment of all Charges under this Agreement, Equant may require Customer to provide a financial guarantee in a form reasonably acceptable to both Parties in order to continue the provision of the Services as a condition for the continued provision of the Services.
  4.7
  Additional Pro Forma Invoices

    Equant shall include pro forma invoices along with each billing invoice to allow Customer to identify its pass-through costs related to the use of the Services by Customer's Affiliates and use such documentation to substantiate potential local tax deductions. The content of such schedules and pro forma invoices will be agreed by the Parties and shall be provided to Customer for a Charge of $250 per month. In no event shall Equant be liable to Customer or Customer's Affiliates for any disallowance or rejection of local tax deductions by the applicable authorities due to the provision of such pro forma invoices by Equant or the content thereof.

5.
INTELLECTUAL PROPERTY RIGHTS

5.1.
Ownership of Intellectual Property

    As between the Parties, all Intellectual Property Rights in the Services are either owned by or licensed to Equant. Nothing contained in this Agreement will be deemed to convey any title or ownership interest in any Intellectual Property Rights to Customer or Users, nor are any rights or licenses are granted by this Agreement with respect to any Intellectual Property Right, except as otherwise expressly provided in this Agreement.

  5.2.
  Indemnification for Infringement of Intellectual Property Rights

    Equant, at its expense, will indemnify, defend, and hold harmless Customer from any action brought against Customer or any User based on a claim that any Service or part thereof infringes any Intellectual Property Right in any country where the Service is provided, if Customer promptly notifies Equant in writing when such action is brought against Customer and Equant has sole control of such defense. Equant at its sole option may settle or compromise the claim. Notwithstanding the foregoing, Customer may elect to be represented by its own counsel at its cost in any such settlement negotiation. In addition, Equant will pay all fees, costs or damages finally awarded in the action or constituting a settlement thereof, provided Customer gives Equant reasonable assistance in the defense or settlement. In the event that an injunction, whether temporary or permanent, is obtained against Customer prohibiting the use of a Service or any part thereof, by reason of such infringement, Equant will:

    (a)
    use reasonable efforts, at its own expense, to procure the right for Customer to continue using the Service, or replace or modify the Service so that it is no longer infringing an Intellectual Property Right; or

    (b)
    only if Equant cannot achieve the solution referred to in Clause 5.2 (a) above, direct Customer to cease using the affected Service or to return the infringing equipment to Equant at Equant's expense, in which case the relevant Order will be automatically terminated.

  5.3.
  Equant will have no obligation to defend Customer or any User or to pay costs, damages or fees for any claim based on:

  (a)
  use of the Service or of any part thereof other than the current unaltered Service provided by Equant, if such infringement would have been avoided by the use of the current unaltered Service provided by Equant; or

  (b)
  the combination, operation or use of a Service, or of any part thereof, with non-Equant services, equipment or software, if such infringement would have been avoided by not combining, operating or using such Service or part thereof with other such non-Equant service, equipment or software.

6.
SOFTWARE

  If required to enable Customer or Users to use a Service, Equant, will grant to Customer and Users for the Term of this Agreement, non-exclusive and non-transferable licenses to use Software strictly for such purpose. Customer agrees not to produce, copy (except for the purpose of retaining a back-up copy), alter, modify, or add to the Software or any part thereof, nor to attempt or to allow a third party to attempt to reverse engineer, translate or convert the Software from machine readable to human readable form, except as permitted by applicable law.

7.
CONFIDENTIALTY AND NON-DISCLOSURE

7.1.
During the Term of this Agreement and for three (3) years after its expiry, each Party will (a) use Confidential Information of the other Party only for the purpose of this Agreement (which may include disclosure to all necessary sub-contractors, provided such subcontractors agree to comply with the provisions of the Agreement); (b) only disclose the Confidential Information to a third party with the other Party's prior written consent, except to its professional advisors and auditors and as regards Equant, to its Affiliates which agree to comply with this Agreement; and (c) use reasonable endeavors to prevent the unauthorized use or disclosure of Confidential Information using at least the same degree of care exercised to protect its own Confidential Information.

7.2.
Clause 7.1 will not apply to the disclosure of Confidential Information (a) which is in the public domain at the time of disclosure otherwise than by the receiving Party's breach of Clause 7.1; (b) which is rightfully received from a third party or independently developed by the receiving Party; or (c) in accordance with the order of a court or governmental authority, in which case the receiving Party will give as much advance notice thereof to the disclosing Party as is reasonably practicable and will use its reasonable efforts to limit the extent of any such disclosure.

7.3
Neither Party will make any public announcement or issue any press release concerning this Agreement, the fact that Customer is a customer of Equant for the Services, or the transactions contemplated hereby, without the other Party's prior written consent, such consent not to be unreasonably withheld or delayed.

8.
EXCLUSIONS AND LIMITATIONS OF LIABILITY

8.1.
Neither Party will be liable for any indirect, incidental or consequential loss or damages, howsoever arising, including loss of use or data or lost time, revenue, profits, goodwill of clients or any business interruption of any kind even if advised of the possibility of such damages.

8.2.
Except for completing any payment obligations, which Customer shall satisfy as soon as practicable following a Force Majeure Event that initially prevents Customer from meeting its payment obligations in a timely manner but in any case within thirty (30) days of the Force Majeure Event, neither Party will be liable for any delay or for the consequences of any delay in fulfilling any of its obligations under this Agreement if such delay is due to a Force Majeure Event.

8.3.
Equant will have no liability in contract, tort or otherwise for any claim of unauthorized access of Customer's or any Users' transmission facilities or equipment, or for unauthorized access to, or alteration, theft or destruction of Customer's or any Users' data files, programs, procedures or information through accident, fraudulent means or devices, or any other method, except to the extent caused by Equant's willful misconduct or gross negligence.

8.4.
EACH PARTY'S LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, WILL BE LIMITED, FOR EACH EVENT OR SERIES OF CONNECTED EVENTS, AS FOLLOWS:

(A)
FOR FAILURE TO COMPLY WITH THE SERVICE LEVELS SET OUT IN THE SERVICE ANNEXES, TO THE AMOUNT OF CREDITS SET OUT IN THE RELEVANT SLA;

(B)
FOR DAMAGE OR DESTRUCTION OF TANGIBLE PROPERTY, *;

*
Confidential portions omitted and filed separately with the Securities and Exchange Commission.

    (C)
    FOR ALL OTHER EVENTS, * OR THE CHARGES INCURRED IN THE 12 MONTHS IMMEDIATELY PRECEDING THE CAUSE OF ACTION UNDER THE ORDER TO WHICH THE CLAIM RELATES, WHICHEVER IS THE GREATER.

    THE EXCLUSIONS AND LIMITATIONS OF LIABILITY CONTAINED IN CLAUSE 8.4 DO NOT APPLY TO CLAUSES 5 AND 7 OR TO CLAIMS FOR DEATH OR PERSONAL INJURY.

  8.5.
  Limitation of Warranties
8.5.1
EXCEPT FOR ANY EXPRESS WARRANTY SET OUT IN THE SLAS CONTAINED IN THE SERVICE ANNEXES OR ELSEWHERE IN THIS AGREEMENT, THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS, AND CUSTOMER'S AND USERS' USE OF THE SERVICES IS AT THEIR OWN RISK. EQUANT DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND/OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EQUANT DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR SECURE.
8.5.2
The obligation of Equant and the rights and remedies of Customer set out in this Agreement are exclusive and in substitution for all other remedies, obligations and liabilities of Equant. The remedies of the Parties with respect to any matter under this Agreement will be limited to the remedies set out herein; provided, that neither Party will receive duplicative recoveries.
9.
TERMINATION

9.1.
Immediate Termination

    Either Party may terminate this Agreement with immediate effect, by giving notice to the other Party, if:

9.1.1.
the other Party commits any material breach of this Agreement, and does not remedy the breach (if it is capable of remedy) within thirty (30) days of notice of the breach being given by the non-defaulting Party. Failure to meet an SLA will not be deemed a material breach for the purpose of this Clause 9.1.1, and any right of termination will be governed by the terms of the SLA set out in the relevant Service Annex;
9.1.2.	a court order is made, or an effective resolution is passed for the dissolution or winding up of the other Party except for the purposes of an amalgamation, merger or restructuring;
9.1.3.	a lien holder takes possession or a receiver is appointed over the whole or a material part of the undertakings or assets of the other Party;
9.1.4.
the other Party becomes insolvent or makes any special arrangements or any special assignment for the benefit of its creditors, or is the subject of a voluntary or involuntary filing under the insolvency or bankruptcy laws of any jurisdiction;
9.1.5.	all Orders have been terminated pursuant to Clause 9.2.
*
Confidential portions omitted and filed separately with the Securities and Exchange Commission.

  9.2.
  Termination on Notice

    Either Party may terminate any Order with immediate effect by giving notice to the other Party:

9.2.1.
if the other Party fails to make any payment relating to that Order when due and does not remedy this within thirty (30) days following notice thereof, unless such payment is in dispute in accordance with Clause 4.5;
9.2.2.	as permitted in the relevant SLA;
9.2.3.	if a Force Majeure Event affecting the provision of Services under that Order continues for more than thirty (30) consecutive days.
  9.3.
  Effect of Termination
9.3.1.
On termination of this Agreement, all Orders will immediately be terminated. The expiration or termination, for any reason, of this Agreement or of any Order, will not affect (a) the rights of either Party against the other which have accrued on or prior to the termination; nor (b) any provision expressed to survive the termination.
9.3.2.
On termination of this Agreement for whatever reason, each Party will immediately return to the other Party all property of whatever kind and nature provided under this Agreement and belonging to the other Party, including Confidential Information.
9.3.3.
Subject to Clause 6.2 of Annex 1-A and satisfaction of the Service Commitments in Annex 1-F,Customer may terminate service at any Location at any time provided that (i) the Service has been connected at the applicable Location for a minimum of twelve (12) months, and (ii) Customer continues to meet the agreed to Services Commitment set forth in Annex 1-F for the remainder of the Term. Notwithstanding the foregoing, the twelve (12) month minimum connection requirement stated in subsection (i) above shall not apply to the following Locations as of the Effective Date:

        Carpinteria, CA USA
        Mt. Laurel, NJ
        Alfortville, France
        Annecy, France
        Bangkok, Thailand
        Mexico City, Mexico
        Adelaide, Australia
        Grand Rapids, Michigan USA
        Durban, South Africa
        Chicago, Illinois USA
        Istanbul, Turkey
        Johannesburg, South Africa
        Limerick, Ireland
        Milan, Italy
        Mumbai, India
        Sydney, Australia
        Osaka, Japan
        Powell, TN USA
        Rancho Pales Verdes, CA USA
        San Mateo, CA USA
        Sao Paulo, Brazil
        Singapore

        Tokyo, Japan
        Wanchai, Hong Kong
        Dudley, UK
        Willich, Germany
        Wroclaw, Poland

      The following Locations will satisfy the twelve (12) month minimum connection requirement stated in subsection (i) above on the dates set forth below:

Turin, Italy	December 1, 2002
Melbourne, Australia	June 1, 2003
Brisbane, Australia	November 1, 2002
Milton, Australia	November 1, 2002
Schiphol, Netherlands	June 1, 2003
10.
ASSIGNMENT
10.1.
Either Party may at any time assign all or part of its rights or obligations under this Agreement to any of its Affiliates, provided that (a) the assignee is not a direct competitor of the other Party; or (b) the assignment would not cause the other Party to incur materially increased costs in connection with the provision of the Services or this Agreement.
10.2.
Subject to Clause 10.1 and 13.4, neither Party may assign, or otherwise dispose of its rights or obligations under this Agreement, or any part of this Agreement, without the written consent of the other Party, such consent not to be unreasonably withheld or delayed.
11.
GOVERNING LAW

  This Agreement and all matters regarding the interpretation or enforcement hereof, will be governed exclusively by the laws of the State of New York, without regard to its conflict of laws provisions.

12.
DISPUTE RESOLUTION
12.1	Informal Dispute Resolution

Equant and Customer will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within ten (10) days after delivery of the notice, the receiving party will submit to the other a written response. The notice and the response will include (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany that executive. Within twenty (20) days after delivery of the disputing party's notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. If the executives are unable to reach resolution within forty-five (45) days after delivery of the disputing party's notice, then the parties may proceed to mediation or arbitration as set forth below. All reasonable requests for information made by one party to the other will be honored.

1.1.
Arbitration. All disputes, controversies or differences which may arise between the Parties, out of, or in relation to or in connection with this Agreement, or for the breach of it, will be initially by internal dispute resolution and then, if necessary, exclusively by arbitration before a single arbitrator in New York City, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Each Party irrevocably consents to personal jurisdiction and to ex parte action should any Party refuse to participate in such proceedings. The arbitrator's award will be final and binding on all Parties and judgment on the award may be entered and the award enforced in any court having jurisdiction thereof.
13.
GENERAL
13.1.
Notices. Any and all notices required or permitted to be given under this Agreement will be in writing and will be sufficiently given when delivered (i) by hand, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by facsimile transmission, sent to the addresses of the Parties appearing on page 3 of this Agreement or such other address as may be notified by a Party to the other. Except in the case of delivery by hand, and save for evidence to the contrary, notices will be deemed to have been given on the day on which such communication ought to have been delivered in due course of postal or facsimile transmission.
13.2.
Status of the Parties. This Agreement is not intended to create, nor will it be construed to be, a joint venture, association, partnership, franchise, or other form of business relationship. Neither Party will have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expenses, liability, or obligation on behalf of the other Party, except as expressly provided in this Agreement.
13.3.
Third Party Beneficiaries. Nothing in this Agreement will be construed as conferring any rights or benefits on any person or legal entity (including Users other than Customer) who or which is not a party to this Agreement.
13.4.
Sub-Contractors. Equant will be entitled to sub-contract any of its obligations to a third party (each, a "Sub-Contractor"), except that it will not sub-contract any of its obligations to a third party which may be reasonably considered as a competitor of Customer without Customer prior written consent. Equant will be responsible for the acts and omission of any Sub-Contractor.
13.5.
Invalidity. Should any provision of this Agreement be declared invalid for any reason, such decision will not affect the validity of any remaining provisions which will remain in force and effect as if this Agreement had been executed with the invalid provision eliminated. In any such event, the Parties will work together and negotiate in good faith to replace the invalid provision with a provision of equivalent economic effect.
13.6.
No Waivers. The failure of either Party to require the performance of any of the terms of this Agreement or the waiver by either Party of any default under this Agreement will not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.
13.7.	Modifications of the Agreement. This Agreement may be modified, supplemented, or amended upon signed written agreement of the Parties.
13.8.
Order of Precedence In the event of any conflict or inconsistency between the provisions of (1) the body of this Agreement; (2) the Service Annexes; and (3) Order Forms, the following order of precedence will apply:
1.2.	the body of this Agreement;

1.3.	the Service Annexes;
1.4.	the Order Forms.
This order of precedence will apply unless otherwise expressly set out in any Service Annex.
13.9.
Entire Agreement. This Agreement represents the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements, negotiations, representations (innocent or negligent), and proposals, written or oral, relating to its subject matter including, without limitation, the Managed Data Network Services Agreement Number MDNS/US/QAD/07/99/02 executed between the Parties. Neither Party will be bound by or liable to the other Party for any representation, promise, or inducement made by any agent or person in the other Party's employ which is not expressly stated in this Agreement.
13.10.	Compliance with Laws. The Parties will comply in all material respects with all telecommunications, data protection and other laws relating to the subject matter of this Agreement.
13.11.
Non-Solicitation. Each Party acknowledges the importance of the other Party's employees to its successful operation, and agrees not to solicit, for the purposes of making an offer of employment any person employed by the other Party (a) at any time during the term of this Agreement (including any extensions hereof); and (b) for a period of 12 months following the termination of this Agreement, without the prior written consent of the other Party. The Parties expressly acknowledge that the remedy at law for any breach by it of this covenant will be inadequate and therefore, in the event of any threatened or actual breach of such covenant, the breaching Party will be entitled to injunctive or other equitable relief in addition to any other remedies that it may have at law or in equity.
13.12.	Independent Counsel. This Agreement has been negotiated at arms length and jointly prepared by the Parties and their respective counsel of choice.
13.13.	Counterparts. This Agreement may be signed in any number of counterparts each of which, when signed, will be an original, but all the counterparts together will constitute one and the same instrument.
13.14.
Force Majeure. Neither party shall be held responsible for any delay or failure in performance to the extent such delay or failure is caused by fires, floods, strikes, lockouts, epidemics, accidents, shortages, act of any governmental authority, or other causes beyond the reasonable control and without the fault or negligence of the delayed or non performing party or its subcontractors. If any such conditions occur, the party delayed or unable to perform shall give immediate notice to the other party stating the nature of the condition and any action being taken to avoid or minimize its effect.
13.15.
Survival. The provisions of this Agreement that, by their very nature, are intended to survive this Agreement, including without limitation, Clauses 7, 8, and 9, shall survive the termination or expiration of this Agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set out below.

FOR AND ON BEHALF OF:		FOR AND ON BEHALF OF:
EQUANT INC.		QAD INC.
BY:	/s/ BRUCE W. SMITH	BY:	/s/ VINCE NIEDZIELSKI
NAME:	Bruce W. Smith	NAME:	Vince Niedzielski
TITLE:	Head of North America	TITLE:	Executive VP, R&D
DATE:	7/22/02	DATE:	6/7/02

SERVICE ANNEX 1—NETWORK SERVICES

ANNEX 1-A—ADDITIONAL TERMS AND CONDITIONS FOR NETWORK SERVICES

        The terms set forth below may conflict with terms and conditions set forth in another Service Annex. Such conflicting terms are not inadvertent; rather, they are due to the nature of these Specific Conditions. To the extent that there is a conflict, the terms provided in these Specific Conditions will prevail regarding delivery of the Services described in this Service Annex

1.
Definitions
All capitalized terms used will have the meanings set out elsewhere in this Agreement.

2.
Provision of Network Service And Support Services—Equant's Obligations
2.1.
Equant will provide the Services ordered by Customer as of the Date of Acceptance.

2.2.
Equant will cooperate with and provide all reasonable assistance to Customer in its performance of this Agreement including the timely provision of all information necessary for Customer to utilize the Services and effect any Changes.

2.3.
The Services will conform to the Service Levels set out in the relevant SLAs attached to this Agreement. If any Service fails to so conform, Customer will be entitled to the remedies set out in the relevant SLA attached to this Agreement.

2.4.
Equant will maintain during this Agreement, security procedures (as the same may be revised from time to time so as to maintain security), to protect Customer's computer stored data transmitted over the Network from unauthorized access and disclosure other than as permitted by this Agreement or to anybody having statutory authority to require Equant to make disclosures. The security procedures will at all times be consistent with the Code of Practice for Information Security Management.

2.5.
Equant will not inspect Customer data transmitted over the network beyond OSI Layer 4.

2.6.
Equant will not provide service via a NNI or third party Frame Relay provider without prior approval.

2.7.
Technology upgrades

    Equant warrants that it will keep up to date in technology changes in the telecommunications industry and will offer all new technologies to Customer when commercially available. In the event that Customer is able to demonstrate that it can obtain an enhanced or upgraded service as an alternative to the Service at all the Locations listed in the table following this Clause 2.7 from at least one (1) other single-source service provider at performance levels and charges equivalent to or better than the Service Levels and Charges, then Equant shall have four (4) months in which to offer such enhanced or upgraded service to Customer at competitive charges and performance levels, failing which Customer's sole remedy shall be the right to terminate this Agreement upon thirty (30) days notice subject to payment of the Charges set forth in Clauses 6.2.2 and 6.2.3 of this Annex 1-A.

Table to Annex 1-A

Technology Upgrade Locations

        Carpinteria, CA USA
        Mt. Laurel, NJ
        Alfortville, France
        Annecy, France
        Mexico City, Mexico
        Adelaide, Australia
        Grand Rapids, Michigan USA
        Chicago, Illinois USA
        Limerick, Ireland
        Melbourne, Australia
        Milan, Italy
        Milton, Australia
        Sydney, Australia
        Nieuwegein (Schiphol) Netherlands
        Osaka, Japan
        Powell, TN USA
        Rancho Pales Verdes, CA USA
        San Mateo, CA USA
        Sao Paulo, Brazil
        Singapore
        Tokyo, Japan
        Turin, Italy
        Wanchai, Hong Kong
        Dudley, UK
        Willich, Germany

3.
Use of Network Services—Customer's Obligations

3.1.
Customer will accept the Services on each mutually agreed upon Date of Acceptance and thereafter pay the Charges for all Services in accordance with this Agreement.

3.2.
Customer will cooperate with and provide all reasonable assistance to Equant in its performance of this Agreement including the timely provision of all information necessary for Equant to install the Services and effect any Changes.

3.3.
Customer will not knowingly use the Services to transmit, distribute, disseminate, publish, or store any material that:

(a)
is in violation of any applicable local, national, or international law or regulation;

(b)
is defamatory, abusive, obscene, indecent, or harassing; or that threatens or encourages bodily harm, destruction of property, or infringement of the lawful rights of any party;

(c)
violates the privacy of any party as protected by applicable local, national, or international law or regulation; or

(d)
contains software viruses, trojan horses, or any computer code, files, or programs designed to disrupt, destroy, invade, gain unauthorized access to, corrupt, observe, or modify without authorization, data, software, computing or network devices, or telecommunications equipment.

  3.4
  Customer will not knowingly use the Services to access any computer, network, or data without authorization or in a manner which exceeds authorization including, any attempt to:

  (a)
  retrieve, alter, or destroy data;

  (b)
  probe, scan or test the vulnerability of a system or network; or

  (c)
  breach or defeat system or network security, authentication, authorization, confidentiality, intrusion detection, monitoring, or other security measures.

  3.5
  Customer will indemnify and hold harmless Equant and its Affiliates from and against any and all Losses caused by or arising from any breach by Customer or Users of Clauses 4.3 and 3.4.

  3.6
  Customer will not interconnect the Network, or cause or allow the Network to be interconnected via an NNI (Network to Network Interface—on layer 1 and 2 of the OSI Model), with any other network unless Equant has given Customer its prior approval. Any breach of this provision will be a material breach of this Agreement

  3.7
  Customer will ensure that all Users will comply at all times with the obligations of Customer under this Agreement.

  3.8
  Except as otherwise authorized under this Agreement, Customer will not resell or otherwise make available the Services to any third party. Any breach of this provision will be a material breach of this Agreement.

4.
CPE

4.1
The Services may include CPE. Equant warrants that it has the right to provide the CPE to Customer and that Customer and its Affiliates will have the right to use the CPE for the duration of this Agreement.

4.2
Equant will connect the CPE at the Locations on dates to be agreed by the Parties. If a connection requires the removal or disconnection of any existing equipment of Customer, Customer will permit, or obtain all necessary consents for, the removal or disconnection and will give Equant all reasonable assistance to enable the work to be carried out.

4.3
The CPE will at all times remain the sole and exclusive property of Equant or its Sub-Contractors and Customer will obtain no property rights or interest in the CPE but will have the right to quiet possession and the right to use the CPE in accordance with this Agreement.

4.4
Customer will have the following obligations with respect to the CPE:
4.4.1	not to sell, assign, sub-let, pledge or part with possession or control of, or otherwise deal with the CPE or any interest in it;
4.4.2	not to change, remove or obscure any labels, plates, insignia, lettering or other markings which are on the CPE at the time of its connection or which may afterwards be placed on the CPE by Equant;
4.4.3
to keep the CPE free from distress, execution or any other legal process provided Equant shall have taken such action itself as shall be reasonably necessary or appropriate to protect against claims of liens;
4.4.4	not to move the CPE from the Location to which it was delivered and connected without Equant's prior consent, which consent shall not be unreasonably be withheld;
4.4.5	not to use the CPE or permit the same to be used contrary to any law or any regulation for the time being in force;

4.4.6	to ensure that proper environmental conditions as recommended in writing by Equant are maintained for the CPE and that the exterior surfaces are kept clean and in good condition;
4.4.7	not make any modifications to the CPE; without Equant's prior consent;
4.4.8	provide Equant with all reasonably required access to the Locations.
  4.5
  Upon termination of this Agreement, Customer will surrender possession of the CPE in good order, repair and condition, to Equant, reasonable wear and tear excepted, provided Equant covenants to remove such CPE in a manner that does not cause damage to Customer property or premises.

  4.6
  Subject to Clause 4.4 of this Service Annex, Equant will ensure that the CPE is in good working order for the duration of this Agreement. If a fault in a Service occurs which has been caused by a failure in the CPE, Equant will repair the fault as soon as possible following notification of the fault by Customer or detection of the fault by Equant, whichever first occurs. If a visit to a Location is required, Equant will comply with the relevant Service Level described in the SLA.

  4.7
  Any visits to a Location or repairs to CPE made necessary by: (a) damage to the CPE not caused by Equant; (b) interventions other than normal interventions carried out by non-Equant personnel; (c) modifications to the CPE which have not been approved by Equant or have been carried out by personnel not approved by Equant; (d) improper treatment of the CPE by Customer; (e) failure by Customer to meet the CPE manufacturer's specifications as advised by Equant to Customer on environmental conditions; or (f) Customer's negligence, will entitle Equant to make an additional charge for the Services at the relevant Location, such additional charge to be equal to the actual and reasonable cost to Equant of restoring the Services and repairing or replacing the CPE.

5
Connection of Services

5.1
Equant will use reasonable efforts to connect Services on the Target Dates, or if not so stated on dates agreed by the Parties and in any event as soon as possible after the date the Tail Circuits are made available by the TOs. Equant will use all reasonable efforts to ensure that Tail Circuits are ordered and administered by Equant so as to be made available in accordance with TOs' usual lead times. However, Equant will have no responsibility, nor liability for delays caused by Customer Users, TOs or any event of Force Majeure. In the event of any such delays, Equant will use all reasonable efforts to provide the Services at the earliest opportunity. Equant reserves the right to connect an interim service of an equivalent functionality and performance should such delays occur.

5.2
Customer will use all reasonable efforts to accept the Services on agreed connection dates. Equant reserves the right to commence the Charges for any delayed Service due to Customer's breach of this provision, and in addition no such delay will affect Equant's right to receive reimbursement from Customer for all TO and other third party vendor charges in respect of Tail Circuits and communications equipment incurred from the date of any contract between Equant and any TO or other third party vendor.

5.3
Customer also understands that should Equant, its agents or Sub-Contractors carry out a visit agreed to in advance by Customer to a Location in order to connect a Service, and then be unable to do so as a result of any act or omission by Customer or any User, Equant reserves the right to charge Customer for such visit at its then current manpower rates for such time and its reasonable travel and out of pocket expenses.

6
Cancellation of Services

6.1
Customer may not cancel or disconnect any Service during the Term of this Agreement unless:
6.1.1	Customer is entitled to terminate this Agreement, or to cancel a Service pursuant to its rights under any SLA;
6.1.2	Customer is unable to conduct its business at any Location due to Force Majeure. Customer may only invoke this provision after 30 continuous days of Force Majeure;
6.1.3
Customer is unable to conduct its business at a Location due to insolvency, cessation of business or dissolution of an entity within the Customer's operation. In such instance Customer shall advise Equant in writing of its intent to cancel such Location, with the reasons for such cancellation.
6.1.4
Customer substitutes any Location or PVC with a new Location or PVC having equivalent monthly recurring Charges that are substantially equivalent to the monthly recurring Charges of the Location or PVC being disconnected, provided Equant is able to connect the Service at the new Location or PVC. Equant shall be entitled to charge a connection and project management fee for the new Location or PVC, as agreed by the Parties.
  6.2
  Any cancellation or disconnection of a Service authorized by Equant will be conditional on Customer providing the following:
6.2.1	at least sixty (60) days prior notice and signature on and return of an Equant Disconnect Form to Equant;
6.2.2	for CPE based services, payments of (i) an early disconnection charge of $1500; and (ii) the applicable router disconnection fee indicated in the table following this Clause 6.2; and
6.2.3
any contingent Tail Circuit charges including any cancellation penalties; Equant agrees to mitigate any such charges by terminating any Tail Circuit leases with the TO as soon as practicable following notification of the cancellation by Customer. In most cases, cancellation penalties imposed by TOs will not exceed 12 month's charges for the disconnected Tail Circuit.
Location	Router Disconnection Fee

Netherlands	$1,275
USA	$1,050
Hong Kong	$1,500
Australia	$1,500
  6.3
  Payment of the charges set out in Clauses 6.2.2 and 6.2.3 above are in addition to any early termination damages that may accrue elsewhere in this Agreement.

7
Reservation of Rights

7.1
Equant reserves the right to make operational changes to the Services, if the changes do not adversely affect the Services provided to Customer nor cause Customer to incur increased charges, and Equant will provide advance notice of such operational changes whenever practicable.

7.2
Equant will be entitled to refuse, suspend, or discontinue the provision of Services to Customer in any Location by providing to Customer prior written notice as is appropriate under the circumstances, if Equant, in its reasonable discretion, determines that the provision of any Service will jeopardize Equant's ability or authority to provide Equant services in any jurisdiction. In the event of such refusal, suspension, or discontinuation of Services, the Parties will consult with each other in an attempt to find an alternative solution, if any that would allow the provision of Services to that Location. The amount of any Shortfall as set forth in Clause 1 of Annex 1-F shall be Services commitment will be reduced for the Customer as appropriate for Services discontinued under this Clause 7.2 with no alternative solution provided by Equant.

8.
Benchmarking

8.1
Overview
8.1.1	This Clause 8 of Service Annex 1 defines the process for benchmarking the Services.
8.1.2	Benchmarking will be carried out to provide an independent view of the Median Charge for Comparative Services.
8.1.3	The benchmarking shall occur during the eighteenth (18th) month of Term of this Agreement or as agreed to by the Parties.
  8.2
  Definitions

    In this Clause 8:

    "Comparative Services" means the services provided by at least two (2) reasonably comparable global service suppliers selected by the Independent Adviser that are reasonably comparable to the Services being benchmarked in respect of (a) geographic availability; (b) service levels; and (c) functionality.

    "Regions" means (1) North, South and Central America, (2) Europe, (3) the Asia/Pacific region and (4) the rest of the world.

    "Independent Adviser" means Gartner Group, GIGA, Ovum or such other independent third party adviser agreed in writing by the parties from time to time.

    "Median Charge" means, in respect of Comparative Services, the median market price for such services identified by the Independent Adviser.

  8.3
  Selection of the Independent Adviser
8.3.1
The Parties will agree to the selection of the Independent Adviser. The Independent Adviser chosen will be responsible for all subsequent benchmarking of the Services, unless the Parties agree otherwise.
8.3.2
The Independent Adviser will be jointly instructed by the Parties and, subject to Clause 8.4.7 below, the Parties will share the Independent Advisor's costs equally. The instruction to the Independent Adviser will specify the number of Comparative Services to be considered in the benchmarking process. There will be a single brief for the Independent Adviser, produced jointly by the Parties, except where there are differences between the Parties' requirements for that brief. In these circumstances, there will be a single joint brief, together with a document from each Party, in which each explains their respective differences. The Independent Adviser will decide in his sole discretion how to resolve any such differing requirements.

  8.4
  Process
8.4.1
Benchmarking may be invoked for any or all Services then provided to Customer by Equant, in any or all Regions. Where the Services to be benchmarked are provided across a Region, the benchmarking will be conducted against the whole of such Region and not against any individual country or countries.
8.4.2	The Independent Adviser will identify the Comparative Services against which the Services are to be benchmarked.
8.4.3
Where in his sole judgment it is appropriate, the Independent Adviser will adjust the applicable charges for Comparative Services to take account of any material differences between the Comparative Services and the Services then provided by Equant to Customer, including differences in: (a) geographic availability; (b) service levels; (c) functionality; (d) service configuration and capacities; (e) service management and reporting; (f) security; (g) aggregate expenditure and volumes; (h) minimum commitment and available discounts; (i) contract term; and (j) the level of remedies provided under any service level agreement.
8.4.4
The applicable charges derived by the Independent Adviser for each Comparative Service, including any adjustment made pursuant to Clause 8.4.3 above, will then be aggregated, and the relevant Median Charge will be calculated. The Independent Adviser will then compare the Median Charge with the charges then payable by Customer to Equant for the relevant Service (including any relevant applicable discounts). The comparison will take full account of any elements of the charges that the Independent Adviser deems appropriate in his sole discretion (e.g. in addition to comparing fixed recurring service charges, the Independent Adviser may include connection charges in the relevant comparison).
8.4.5
For Services that comprise a number of options, e.g., CIR capacity options, the Independent Adviser may choose to benchmark a representative sample of what he considers to be the most frequently used options. Either party may object, on reasonable grounds, to the Independent Adviser's chosen options and the parties will resolve any such objection and agree to the relevant sample to apply prior to the Independent Auditor proceeding with the process. Any percentage change in charges resulting from the benchmarking of the relevant sample will then be applied to all options for that Service and aggregated to derive a new Median Charge. Where there are a range of available prices within a Service, the Independent Advisor will use his sole discretion to determine the Median Charge for that Service in order to produce a fair and reasonable balance between the various prices.
8.4.6
Where the Median Charges for a Service are less than the charges then charged by Equant to Customer for such Service, Customer will have the right to request Equant to reduce its Charges to match the relevant Median Charges to take effect from the first (1st) of the month following completion of the process ("Date of Effect").
8.4.7	If Equant does not reduce its Charges in accordance with Clause 8.4.6 above, Customer may, within forty-five (45) days of the Date of Effect:
8.4.7.1	terminate the Services in the relevant Region under this Agreement, on thirty (30) days prior written notice to Equant; or

8.4.7.2
terminate this Agreement on thirty (30) days prior written notice to Equant, where the Services that may be terminated pursuant to Clause 8.4.7.1 above constitute at least forty percent (40%) (by volume of charges) of all Services then being provided to Customer by Equant under this Agreement;
8.4.7.3	in both such events, Equant shall be responsible for full payment of the Independent Advisor's costs for the relevant benchmarking exercise.
8.4.8
Any dispute between the parties relating to this Clause 8 which is not resolved within ten (10) business days of notice of the dispute by either party shall be escalated by both parties to their respective senior management. If the dispute is not settled by senior management within ten (10) business days of escalation, either party shall be entitled to initiate the dispute resolution process pursuant to Clause 12 of this Agreement.

Annex 1-B—Network Services Support

1.
Help Desk

  Access to help desks at certain locations notified by Equant, via which Customer and Users may obtain technical advice and guidance on the operation and use of the Service. Customer understands that the location of the help desks is subject to reasonable change at any time. These help desks will be available 24 hours a day, 7 days a week, to answer all Service related queries to Customer's and Users designated personnel. Equant will use its reasonable efforts to respond promptly on any query that is related to the Services.

2.
Global Support
2.1.
Equant's multi-tiered support structure is available to serve the needs of customers in more than 200 countries. All support personnel can speak English and are either indigenous to the local country or are fluent in one or more of nearly 40 local languages.

2.2.
Equant takes responsibility for managing network access between all sites, even where the network path crosses many national boundaries. Each service center is equipped with comprehensive trouble and fault diagnosis hardware.

2.3.
Equant support is organized as a pyramid based on 3 levels of support: core network support, customer service support, and on-site support. These support levels and the key functions of the hierarchy are illustrated below:

3.
Support Levels

3.1.
Core Network Support

    Ultimate responsibility for network management is assigned to 3 network management centers in Paris, Tulsa, and Singapore. These 3 centers, referred to as Global Network Management Centers (GNMCs), use a follow-the-sun approach to provide 24 hour central control and visibility over the core backbone network, 7 days a week, three hundred sixty-five (365) days a year. The 3 GNMCs maintain the integrity of the core backbone and also serve as a final escalation point for the most complex of customer network issues.

  3.2.
  Customer Service Support
3.2.1.
Equant's 5 Global Customer Service Centers (GCSCs) provide the first level of customer support on a twenty-four hour/seven day basis. The 5 GCSCs, located in Atlanta, Cairo, London, Rio de Janeiro and Sydney, each have global visibility of the entire network and maintain full ownership of all faults reported. The GCSCs are supported by more than 20 satellite Customer Service Centers, which handle in-country fault management activities for countries with regulatory, technical or linguistic restrictions.
3.2.2.	Located within the GCSCs are the Proactive Surveillance Units, which provide constant monitoring of selected customers that have subscribed to Equant's managed router solutions.

3.2.3.
The GCSCs are further supported by Equant's Internetwork Operation Centers, which provide local LAN Access, Intranet Connect, and VPN support for customers and operations; the Applications Referral Centers, which deliver support of core network application-based problems; and Equant's Centers of Excellence, which provide the highest level of technical expertise in resolving service-specific problems.
  3.3.
  On-site Support

    At the local level, Equant's entire organization is supported by multiple Fault Repair Units (FRUs), which are part of Regional Service Operations. The FRUs maintain local presence in over 280 cities in more than 150 countries. The FRUs facilitate the repair and service of local nodes, connections and customer equipment as well as manage the relationship with local TO service providers.

  3.4.
  Fault Management
3.4.1.	Fault Reporting
(a)
Upon the Customer's detection or notification of a fault, the Customer will open a trouble ticket with the GCSC. The GCSC staff will retrieve the Customer site file from the trouble ticket database, confirm the user code and address, and initiate the appropriate action.
(b)	The GCSC will commence standard procedures to properly address all problems and restore the Service within the shortest possible period of time.
(c)
All GCSCs utilize Equant's single global trouble ticket system to log and track reported faults. This system provides global visibility of all faults and associated activities to all network operations and support staff. In order to assist Customer in its fault monitoring and management, Equant offers Customer the optional Web Vision, TT Vision and i Vision customer service tools at no charge, so Customer can obtain real-time access to this system to check the status and add comments to the ticket.
3.4.2.	Fault Diagnosis

The GCSC personnel will initiate a step-by-step fault diagnosis process that will allow them to diagnose the problem and take the appropriate corrective action. This may include dispatching a technician, or referring the fault to the local TO or one of our internal Centers of Excellence. In cases where the problem is identified to be at the remote end, the trouble ticket will be referred to the appropriate local customer service center while maintaining trouble ticket ownership to resolution.
3.4.3.	TO Problems

If the problem is identified as within the local TO's responsibility, GCSC personnel will open a trouble ticket and route the problem directly to the local TO supplier. The trouble ticket will remain open until the problem has been resolved and the user confirms that the service has been restored back to normal. During this time, ownership of the trouble ticket stays with the Equant GCSC and they will keep Customer apprised of the status and escalate as required.

3.4.4.	Equipment Problem

If the problem is diagnosed as caused by an Equant-supplied equipment component, the trouble ticket will be routed to the local field service unit, who will arrange to dispatch a technician under the terms of Customer's maintenance agreement. Once the fault has been resolved, the field support engineer will contact the local customer service center and request confirmation that service has been restored with the local user and close the trouble ticket.
3.4.5.	Network Problems

Any problem identified as a fault in the Equant network will be routed to the Network Operations staff and/or the appropriate Center of Excellence. After the fault has been cleared, it will be referred back to the GCSC, which will check with the local site prior to closing the trouble ticket.
3.4.6.	Closing Trouble Tickets

Once the fault has been reported as resolved it will be placed in "cleared" status. The GCSC staff will then contact Customer's contact and request confirmation that the fault is in fact resolved. Only after the GCSC staff has received this confirmation can the trouble ticket be closed.
3.4.7.	Escalation Process

If the trouble ticket is not immediately resolved, the trouble ticket is automatically escalated using a predefined time scale. The Equant escalation process is designed to provide a high level of management visibility within Network Operations to ensure every possible action is being taken to resolve the fault.
The following is a general guideline for an automated management notification:
Level	Elapsed Time	Function
1	2 hours	Unit Supervisor/COM (if assigned)
2	4 hours	CSC Manager
3	6 hours	Regional CSC Director
4	24 hours	GCSC Director
5	48 hours	VP of Global Customer Service

      Managerial escalation should occur anytime it is felt that involvement of the next level manager is required to resolve a problem. Managerial escalation times are based on the judgment of the problem owner.

  3.5.
  Tail Circuit Management

    Tail Circuit management services for all Tail Circuits, includes:

    •
    ordering and management of the connection of Tail Circuits, modems and other communications equipment from the relevant TOs or other third party vendors as applicable; in the event Equant is unable to order Tail Circuits due to regulatory impediment, Customer agrees to order them in its own name;

    •
    testing and acceptance of Tail Circuits, modems and other communications equipment;

    •
    notification of Tail Circuit faults both to Customer and the relevant TO upon Equant becoming aware of the faults and the coordination and expediting of Service restoration;

    •
    payment to TOs and other third party vendors in local currency on Customer's behalf, where applicable. However, this service does not affect Customer's liability with respect to such Tail Circuits, modems or other communications equipment and all sums paid by Equant to TOs or other third party vendors in respect thereof will be reimbursed by Customer as more fully described in Annex 1-F.

  3.6.
  Project Management.

    Project management includes the creation and agreement of critical path schedules, liaison with Customer's designated network personnel, implementation and configuration of all Network connections and overall management of Customer's account.

Annex 1-C—Network Services Acceptance Tests.

1.
Tail Circuits. Equant will perform a 15 minute Bit Error Rate Test to ensure that no more than one error in 106 data bits occur on the Tail Circuit.

2.
Frame Relay Functionality Testing. Equant will perform:

•
A test to confirm that a route DTE supporting Frame Relay attached via a Tail Circuit to a Node is able to establish link-level communications via a pre-designated local DLCI address with the Node local to the Site.

•
A test to confirm that application data is able to be successfully transferred up to the registered CIR level between Customer-sited router DTEs supporting Frame Relay, via PVC routers and pre-designated local DLCI addresses.

3.
IP Private Dial Testing. Customer will be deemed to have accepted the Service at a Location upon issuance of a domain name.

4.
Alternative Testing. Where TO operating conditions are such that the Acceptance Tests are not appropriate, Equant shall carry out alternative commissioning tests as agreed between the Parties. In this event, Equant will provide to Customer a written description of these alternative acceptance tests.

Annex 1-D—Network Service Descriptions

1
Description Of Equant Frame Relay Service

1.1
Equant Frame Relay Service

    The Equant Frame Relay Service is delivered on the Equant Global Network (EGN). Equant's Frame Relay service provides a Committed Information Rate based service with Burst Mode Options. Equant's Frame Relay service conforms to:

STANDARDS INSTITUTE	STANDARD	LIMITATIONS
Frame Relay Forum	"Joint Specification"
Frame Relay Forum	UNI
ANSI	T1.617 Annex D
ITU-T (CCITT)	Q.933 Annex A
ANSI	T.606; T1.606 addendum
ANSI	T1.617—1991
ANSI	T1.618—1991	Only 2 byte addressing No CLLM mechanism
  1.2
  Committed Information Rate

    The Committed Information Rate (CIR), is the amount of bandwidth that Equant agrees to make available to the Customer's Frame Relay Data Terminal Equipment through the Network, enabling the transfer of data between any given Frame Relay Permanent Virtual Circuit Ingress and Egress points during normal network operational conditions. CIRs are provided on a per individual Data Link Channel basis.

  1.3
  Excess Information Rate

    The Excess Information Rate (EIR), is the additional bandwidth that Equant agree to make available, to enable the transfer of data between any given Frame Relay Permanent Virtual Circuit Ingress and Egress points on a per Data Link Channel Basis. The value of the EIR will be an additional 50 percent of the CIR, on individual CIRs up to 128 Kbit/s, or the upper limit of the access line bandwidth, dependent on whichever sum is the lesser. The EIR will be made available as a sustained Network resource during normal Network operations. All data submitted within the EIR range is eligible to be discarded under adverse Network conditions.

  1.4
  Premium Burst Option

    Premium Burst is an additional Equant Frame Relay service feature that provides additional bursting capacity of up to an additional 100% of the CIR value on any given individual CIR or the access line bandwidth, dependent on whichever sum is the lesser. The Premium Burst configurations will ensure that CIR will be equal to or greater than 25% of the Access Speed unless otherwise agreed by Equant.

    The Premium Burst facility will be made available to Customer's Frame Relay DTE under the following terms and conditions:

    Upon acceptance by Equant and subject to the payment of Charges by Customer, EIR may be configured subject to the limitations below:

    EIR usage will be limited to either:

    (i)
    15 million characters per day (for both directions) per 8kbps of CIR; or

    (ii)
    450MB of total traffic (that is, the combined CIR and EIR usage) for both directions per month per 8 kbps of CIR.

      In the event that the EIR usage exceeds the limitations stated in above for (i) 2 consecutive months; or (ii) 3 out of any 6 consecutive months, Equant reserves the right, at its sole discretion, to take the steps set out below.

      Equant may do either or both of the following:

    (i)
    upgrade the CIR to a level such that the EIR usage is within the limitations stated above; and

    (ii)
    downgrade (to a level as determined by Equant) or terminate EIR over the PVC.

    Equant reserves the right to charge for the above upgrade or reconfiguration of EIR.

2.
Description of Equant IP Private Dial Service

    The Private Dial service enables access to hosts using a native LAN protocol via PSTN or ISDN, using point-to-point protocol (PPP). The service is accessed via a PC or a router. The PC requires no additional hardware beyond a terminal adapter or a modem, except an available serial Port (ie, any port on a PC that can support a dial modem connection) and client software supporting PPP and challenge handshake authentication protocol (CHAP).

    To use the IP Private Dial Service, a user calls a public PSTN or ISDN telephone number that gives the user access to the network access server. The user's terminal, PC, or router then issues a CHAP user name, domain name, and encrypted password. The call is sent automatically to the router defined to be associated with the domain name specified via a layer 2 forwarding tunnel.

    The IP Private Dial security server positively identifies the user as authenticated and having access to the network or LAN and then opens an IP session. Additional levels of security may also be procured (e.g., token-based systems, etc.). Please note that this process is handled by the client software; therefore, it is transparent to the user.

Annex 1-E—Service Levels

1.
Introduction.

  In calculating Equant's performance using the metrics set forth below, Equant will only be liable for its obligations hereunder as they relate to the Service described in this Service Annex. Equant will not be liable for any required remedial actions if the failure to meet a Service Level was caused by the actions or inactions of (i) Customer or User; (ii) third parties; (iii) any events that would be deemed Force Majeure Event as defined in Clause 1 of the Agreement.

  All words with initial caps are defined in Clause 9 of this SLA or Clause 1 of the Agreement.

2.
Conditions and Exclusions. This SLA and the remedies set out are subject to the following conditions and exclusions:

2.1
Save only in respect of material breach of this Agreement, this SLA sets out Customer's sole and exclusive remedies for any failure by Equant to provide Services in accordance with this Agreement Equant's periodic routine, non-routine, or emergency maintenance of the Service, provided in a proper, non-negligent manner and in accordance with commercially prudent practices will not be deemed to be a failure of Equant to provide Services in accordance with this Agreement, or the breach of any SLA.

2.2
Customer must claim credits for unachieved SLA in writing within 120 days following the end of the month in which Customer believes the Service Level was not achieved. Within 30 days following receipt of the claim, Equant will confirm in writing to Customer the amount of the credit, if any, from reports generated by Equant. All credits will be issued within 60 days of Customer's written claim.

2.3
Customer's right of cancellation of a Service pursuant to Equant's failure to meet a SLA must be exercised within 120 days of Equant's written confirmation of that failure. If Customer does not notify Equant in writing of its election to cancel, the availability of that particular remedy expires.

2.4
Any termination of a Service or this Agreement by Customer due to Equant's failure to meet its SLA obligations is without financial liability to Customer, other than Customer's liability to pay for Service provided before the effective date of termination.

2.5
In no event will total credits due under for any unachieved SLA for any Location or Service in any month exceed 100% of the Qualifying Charges for that Location or Service in that month.

2.6
Service Levels for Service Availability, Latency and P Grade will apply from the first full month following the Date of Acceptance of the Service at the relevant Location.

3.
P Grade (IP Dial Services).

3.1
Equant commits to an accessibility level of 99.5% during Peak Hours (as defined below) for all calls placed by Customer. This accessibility level is equal to 100 minus P-Grade indicator. P Grade means the probability of a call being blocked, during Peak Hours, due to access ports not being available for that call, which probability is expressed as percentage.

    P Grade ratio = (accumulated duration in minutes of the maximum port occupancy in the period × 100) (reference threshold for the period) where—the reference threshold is set to 1500 minutes per week. Equant regularly monitors the P Grade levels in every rotary and targets to maintain it at levels below 0.5%. For purposes of this Clause 3.1, "Peak Hours" means the normal business hours of the city and country where the call is placed.

  3.2
  If the accessibility level is not achieved in any Month, Customer will receive a credit of 10% of the previous Month's usage Charges via the relevant Node.

4.
Network Path Availability (Frame Relay)

  If an NPA Service Level is not met in any calendar month, Equant will grant Customer a credit against the monthly recurring Port and CIR charge for any affected Location, payable for the calendar month during which the Service Level has been breached.

  This credit shall be an amount calculated as follows:

10 x	(NPA - Actual NPA) NPA	x monthly port and CIR charge for the month concerned for the Location provided that no credit will be paid until the difference between the relevant NPA Service Level and the actual NPA is one tenth of one percent (0.10%) or greater.    For example, if the NPA = 99.5%, the monthly Port and CIR Charges = $1,800 and the actual NPA = 99.45%, then

  10 × (99.5-99.45) / 99.5 × $1,800 = $9.05

5.
Network Transit Time (Frame Relay)

  If any NTT Performance Level is not achieved, Customer will receive a credit against the Qualifying Charges for the affected Locations, calculated as follows:

Actual NTT higher than NTT Service Level by less than 10%	No credit
Actual NTT higher than NTT Performance Level by greater than 10%	1% of Qualifying Charges for every 1% by which actual NTT is higher than the NTT Service Level, up to a maximum credit of 100% of Qualifying Charges for the affected Locations

  Credits will be pro rated per millisecond.

6.
Maximum Time To Attend (MTTA).

  Equant commits to a MTTA of 4 hours (5 hours for Customer's Location in Carpinteria, California USA), provided that:

  6.1
  a call-out notification is received from Customer, and the call-out can be made during the normal business day in the country in which the Location is situated; and

  6.2
  the Location is situated within a 50 mile radius of the nearest Equant Service Center ("Normal Service"). This requirement does not apply to Customer's Location in Carpinteria, California USA. If a call-out notification is received and there are less than 4 hours remaining in the normal business day in the applicable country (5 hours with respect to Customer's Carpinteria, California Location), then the MTTA calculation will stop at the end of the normal business day and resume on the following normal business day.

    Remedial service on CPE other than Normal Service will be carried out soon as is practicably possible, taking into account availability of service personnel, the time and date of Customer's notification and the country concerned.

    Where Equant provides Normal Service, but does not achieve an MTTA of 4 hours or less (or 5 hours or less for Customer's Location in Carpinteria, California USA), Customer will receive a credit of $150.00 up to a maximum of the Monthly CPE Charges, for each full hour that Equant delays commencement of its remedial activities.

7.
Fault Management.

  Equant will:

    •
    Issue a Trouble Ticket number to Customer when Customer reports each fault to Equant;

    •
    Inform Customer of Outages identified by Equant and not reported by Customer no later than one (1) hour after detecting such faults;

    •
    Provide Customer with copies of all Trouble Tickets opened.

    If Customer can demonstrate that Equant has not achieved the above Service Levels in any Month, the Parties will meet to discuss the reasons and Equant will escalate to a senior Network manager for resolution.

    All escalation of faults will be in accordance with the procedures described in Annex 1-B.

8.
Cancellation of Service. In addition to any credits due for any unachieved SLA, in respect of all Service Levels, Customer shall be entitled to cancel the Service at a Location, or this Agreement in its entirety, in the following circumstances:

  •
  If the maximum credit is due in two (2) consecutive months, or in any four (4) Months during any 12 month period, at any Location, Customer will be entitled to terminate the affected Service at the affected Location, by giving Equant at least 30 days prior notice.

  •
  If the maximum credit is due in 2 consecutive months, or in any 4 months during any 12 month period, at more than 50% of the Locations, Customer will be entitled to terminate this Agreement in its entirety by giving Equant at least 30 days prior notice. For the purposes of this remedy, non-achievement of the Service Level at a Hub Location that causes non-achievement of the same Service Level at other Locations will be counted as one event.

  The amount of any Shortfall, as defined in Clause 1 of Annex 1-F, shall be reduced accordingly in the event of a cancellation of Service under this Clause 8.

9.
Definitions

"Acceptance Tests"	means the processes employed by Equant to determine that the Services are properly performing.
"Accessibility Level"	means the probability of accessing a free Port on a dial modem bank.
"Back-Up"
means either automatic ISDN back-up or redundant Tail Circuits with automatic switching capability on a separate circuit path to the Tail Circuit. Back Up for Hub Locations must include equivalent service levels and diverse routing.
"CIR"	or "Committed Information Rate" means the amount of bandwidth that is made available to Customer on the end-to-end path between the Network Entry Access Node and the Network Exit Access Node.
"EIR"
or "Excessive Information Rate" means the feature that allows Users to send bursts of data that exceed the CIR allocated bandwidth. All frames within the EIR range are tagged to denote they are eligible for discarding if network congestion occurs.

"Entry Access Node"	means the access node to which the originator data terminal equipment is connected.
"Exit Access Node"	means the access node to which the destination data terminal equipment or host computer is connected.
"Hub Location"	means the Location(s) designated as a hub or host Location by Customer.
"MTTA"
or "Mean Time To Attend" means the average time it takes for authorized Equant field personnel to arrive at the Customer Location in the event of a fault, failure or malfunction of the CPE that cannot be repaired or restored remotely.
"Node"	means a node of the Network to which Customer is connected via a Tail Circuit or to which Customer dials in, such Nodes being deployed at such times and places as determined by Equant.
"NPA"
or "Network Path Availability", means the availability of the virtual communication path between the Entry Access Node and the Exit Access Node on the Network excluding Scheduled Maintenance, host links, Tail Circuits, and CPE. NPA is measured on a monthly basis.
"Network Transit Time"
or "NTT" means the elapsed time taken for the one way transmission of a one hundred twenty-eight (128) character length packet (a "Packet") between the entry point on the Network Node to which Customer's transmitter of the Packet is connected, and the exit point on the Network Node to which the receiver of the Packet is connected, averaged over a calendar month. NTT excludes Tail Circuits and CPE.
"Outage"	means the non-availability of the Service at a Location, specifically that Customer or User cannot send or receive data using the Service.
"P Grade"	means a monthly measurement of congestion (or blocking) at the X.28/RLA/PPP rotary, expressed as a percentage, excluding availability and quality of the PSTN from the user to the rotary.
"Qualifying Charges"	means all monthly recurring Charges excluding Tail Circuit Charges and all one-time charges, including installation, project management and professional services charges.
"Scheduled Maintenance"
means maintenance scheduled by Equant to occur during low network traffic periods three to five times per year to implement generic changes to, or generic version updates of, the Network and lasting an average of five minutes each.
"Third Party Intervention"	means intervention by any person not authorized by Equant.

Schedule 1—Service Levels

LOCATION	NTT (ms)	NPA (%)

Host Location
Carpinteria, CA USA	N/A	99.99%
Carpinteria, CA USA	N/A	99.99%
Mt. Laurel, NJ	N/A	99.99%
Remotes to Carpinteria, California
Nieuwegein, Netherlands	139	99.99%
Wanchai, Hong Kong	100	99.99%
Sydney, Australia	114	99.99%
Mumbai, India	190	99.99%
Mexico City, Mexico	80	99.99%
Limerick, Ireland	145	99.99%
Sao Paulo, Brazil	140	99.99%
Grand Rapids, Michigan USA	95	99.99%
Chicago, Illinois USA	91	99.99%
Powell, TN USA	60	99.99%
Rancho Pales Verdes, CA USA	30	99.99%
San Mateo, CA USA	30	99.99%
Remotes to Mt. Laurel
Grand Rapids, Michigan USA	40	99.99%
Chicago, Illinois USA	40	99.99%
Rancho Pales Verdes, CA USA	60	99.99%
Remotes to Nieuwegein, Netherlands
Alfortville, France	40	99.99%
Annecy, France	40	99.99%
Hoofddorp, Netherlands	30	99.99%
Istanbul, Turkey	55	99.99%
Willich, Germany	30	99.99%
Wroclaw, Poland	40	99.99%
Dudley, UK	30	99.99%
Durban, South Africa	128	99.99%

Milan, Italy	30	99.99%
Remote to Durban
Johannesburg, South Africa	40	99.99%
Remote to Milan
Turin, Italy	30	99.99%
Remotes to Hong Kong
Bangkok, Thailand	58	99.99%
Singapore	47	99.99%
Tokyo, Japan	40	99.99%
Remote to Tokyo
Osaka, Japan	30	99.99%
Remotes to Sydney, Australia
Adelaide, Australia	40	99.99%
Melbourne, Australia	35	99.99%
Milton, Australia	35	99.99%

Annex 1-F—Pricing

1.
Services Commitment

  Customer agrees that it shall have paid or shall be due to pay One Million One Hundred Twenty Thousand Dollars ($1,120,000) in "Qualifying Charges" (as defined below) under this Agreement ("Services Commitment") during the period commencing on the Effective Date and ending twelve (12) months from that date, and during each consecutive twelve (12) month period during the Term of this Agreement (or a pro-rated amount for any portion thereof) thereafter (each such consecutive twelve (12) month period referred to as an "Annual Period").

  The term "Qualifying Charges" shall refer to all Charges for the Services ordered under this Agreement, including all Tail Circuit charges and charges for CPE.

  Should the actual Qualifying Charges invoiced to Customer during any Annual Period be less than the Services Commitment, Equant shall invoice, and Customer shall pay, the difference between the actual Qualifying Charges invoiced to Customer during the applicable Annual Period and the Services Commitment ("Shortfall") in accordance with Clause 4 of the Agreement.

2.
Charges

  Charges for the Service are set out in the following tables attached to this Annex 1-F (collectively, the "Table"). Charges shall be invoiced and paid in accordance with Clause 4 of this Agreement.

3.
Commencement of Charges

  All Charges shall commence from the Date of Acceptance of the Service at a Location except that: (a) Tail Circuit Charges shall commence from the date of installation of the Tail Circuit at a Location by the TO; (b) any Software license fees shall commence from the date of delivery of the Software to Customer.

4.
Monthly Recurring/One Time Charges

  Unless otherwise stated, all Charges set out in the Table are monthly recurring. All connection, disconnection and project management charges are one time only charges.

5.
Tail Circuit Charges

  Tail Circuit Charges shall be as set out in the Table or otherwise as notified by Equant from time to time.

6.
Network User Identifier ("NUI") Charges

  NUI Charges shall be $10 per NUI per month plus a one time set up Charge of $10 per NUI.

Table 1 to Annex 1-F Zones for Remote IP Dial Charges

Group 1		Group 2	Group 3	Group 4
*	*	*	*	*	*	*

Group 5	Group 6	Group 7	Group 8	Group 9	Group 10	Group 11
*	*	*	*	*	*	*

Group 12		Group 13		Group 14		ROW
*	*	*	*	*	*	*
*
Confidential portions omitted and filed separately with the Securities and Exchange Commission.

Table 2 to Annex 1-F—IP Dial Usage Charges

Route	Group 1	Group 2	Group 3	Group 4	Group 5	Group 6	Group 7	Group 8	Group 9	Group 10	Group 11	Group 12	Group 13	Group 14	ROW
Domestic	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 1	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 2	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 3	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 4	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 5	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 6	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 7	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 8	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 9	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 10	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 11	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 12	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 13	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Group 14	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
ROW	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
*
Confidential portions omitted and filed separately with the Securities and Exchange Commission.

Table 3 to Annex 1-F Monthly IP Dial Fixed Charges

Location	Tail Circuit Speed (kbps)	Port Speed (kbps)	CIR Speed (kbps)	Tail Circuit	Tail Circuit Mgmt.	Port	CIR	Managed Router	Monthly Total
Carpinteria, CA	T-1	384K	N/A	*	*	*	*	*	*
New Joy, Netherlands	E-1	512K	N/A	*	*	*	*	*	*
Mt. Laurel, NJ	T-1	512K	N/A	*	*	*	*	*	*
Hong Kong, HK	512K	256K	N/A	*	*	*	*	*	*
Sydney, Australia	512K	256K	N/A	*	*	*	*	*	*
TOTAL									*
*
Confidential portions omitted and filed separately with the Securities and Exchange Commission.

Table 4 to Annex 1-F—Frame Relay Charges

MONTHLY RECURRING CHARGES
LOCATION	CIRCUIT	PORT	CIR	CIRCUIT CHARGES	PORT CHARGES	CIR CHARGES	TOTAL CHARGES
Host Location
Carpinteria, CA USA	1536K	1536K	N/A	*	*	*	*
Carpinteria, CA USA	1536K	512K	N/A	*	*	*	*
Mt. Laurel, NJ	1536K	512K	N/A	*	*	*	*
Remotes to Carpinteria, California
Nieuwegein, Netherlands	2048K	2048K	768K	*	*	*	*
Wanchai, Hong Kong	512K	512K	256K	*	*	*	*
Sydney, Australia	512K	512K	256K	*	*	*	*
Mumbai, India	2048K	512K	128K	*	*	*	*
Mexico City, Mexico	256K	256K	192K	*	*	*	*
Limerick, Ireland	384K	384K	256K	*	*	*	*
Sao Paulo, Brazil	256K	256K	96K	*	*	*	*
Grand Rapids, Michigan USA	256K	256K	192K	*	*	*	*
Chicago, Illinois USA	256K	256K	64K	*	*	*	*
Powell, TN USA	128K	128K	96K	*	*	*	*
Rancho Pales Verdes, CA USA	56K	56K	16K	*	*	*	*
San Mateo, CA USA	384K	384K	256K	*	*	*	*
Remotes to Mt. Laurel
Grand Rapids, Michigan USA	256K	256K	24K	*	*	*	*
Chicago, Illinois USA	256K	256K	64K	*	*	*	*
Rancho Pales Verdes, CA USA	56K	56K	16K	*	*	*	*
Remotes to Nieuwegein, Netherlands
Alfortville, France	128K	128K	48K	*	*	*	*
Annecy, France	128K	128K	96K	*	*	*	*
Istanbul, Turkey	128K	64K	48K	*	*	*	*
Willich, Germany	128K	128K	64K	*	*	*	*
Wroclaw, Poland	256K	256K	48K	*	*	*	*
Dudley, UK	E-1	768K	256K	*	*	*	*
Durban, South Africa	128K	128K	64K	*	*	*	*
Milan, Italy	256K	256K	128K	*	*	*	*
Remote to Durban
Johannesburg, South Africa	128K	128K	48K	*	*	*	*
Remote to Milan
Turin, Italy	128K	128K	64K	*	*	*	*
Remotes to Hong Kong
Bangkok, Thailand	256K	128K	64K	*	*	*	*
Singapore	128K	128K	96K	*	*	*	*
Tokyo, Japan	256K	256K	192K	*	*	*	*
Remote to Tokyo
Osaka, Japan	64K	64K	32K	*	*	*	*
Remotes to Sydney, Australia
Adelaide, Australia	128K	128K	64K	*	*	*	*
Melbourne, Australia	256K	256K	96K	*	*	*	*
Milton, Australia	128K	128K	64K	*	*	*	*

Total				*	*	*	*

Notes:	1)	There are no installation charges specified for the above Locations because the Service is already installed at these Locations as of the Effective Date.
	2)	There will be a one-time project management charge applied for each Change Order submitted.
	3)	Charges for Web Vision, TT Vision and I Vision are waived for Customer during the Term.
	4)	The Charges above include one (1) Customer Operations Manager.

*
Confidential portions omitted and filed separately with the Securities and Exchange Commission.

QuickLinks

MASTER SERVICES AGREEMENT BETWEEN EQUANT INC. AND QAD INC. AGREEMENT NUMBER: MSA/US/QAD/06/02/05 DATED: June 6, 2002 Final
Annex 1-F—Pricing
Table 2 to Annex 1-F—IP Dial Usage Charges